Exhibit 99.1

Contact:	News Media: Mark Herr 212-770-3505

Investment Community: Joe Reali 212-770-7074
AIG UPDATES HEALTH CONDITION OF CEO BOB BENMOSCHE
“Encouraging Prognosis”
Mr. Benmosche Expects to Continue in His AIG Role for Next 12 to 18 Months
NEW YORK, January 24, 2011 — American International Group Inc. (AIG) announced today that Robert H. Benmosche, AIG President and Chief Executive Officer, has received a health prognosis such that Mr. Benmosche is expected to be fully able to remain in his position at AIG on his previously announced timetable.
“My doctors have given me an encouraging prognosis as I continue to undergo treatment for cancer,” Mr. Benmosche said. “As we all know, nothing in life is certain, but given that I’ve responded very well to my treatment, my doctors believe I can continue to apply the same commitment and energy to AIG over the next twelve to 18 months. I feel good, and I am delighted to tell you that I remain absolutely committed to continue working with the wonderful team of people here at AIG on that timetable. We are all very focused on positioning AIG for future growth and enhanced profitability as we continue to make substantial progress on repaying all of our government obligations — and, we continue to believe, at a profit. Most likely, I’ll return to my retirement sometime in 2012.”
Following a briefing by a physician fully aware of Mr. Benmosche’s medical condition, test results, and prognosis, the AIG Board of Directors, while in matters of cancer circumstances can change, anticipates that Mr. Benmosche should be able to serve in his role as AIG President and CEO on his previously announced timetable.
“Every member of the AIG Board of Directors is thrilled with Bob’s news,” said Robert S. “Steve” Miller, Chairman of the AIG Board of Directors. “Bob has worked as hard as ever over the last several months, and, with the management team, shepherded AIG through its latest success: completely repaying the Federal Reserve Bank of New York and vastly simplifying the government’s investments in AIG.
“We have a very strong management team,” Mr. Miller said. “The Board of course has established a succession planning process, and we remain focused on taking all the right steps to ensure management continuity. The Board is conducting an active CEO succession planning process, and we are committed to effecting an orderly leadership transition at the appropriate time.”
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AIG Updates Health Condition of CEO Bob Benmosche
January 24, 2011
Page two
The Board of Directors also has agreed that its CEO succession contingency plan remains the same as announced on October 27, 2010: in the event that Mr. Benmosche becomes unwilling or unable to continue to effectively serve in his current role, Mr. Miller would step in as interim CEO of AIG for as long as it takes to identify and select a long-term replacement for Mr. Benmosche.
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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect AIG’s current views with respect to future events and are based on assumptions and are subject to risks and uncertainties. Except for AIG’s ongoing obligation to disclose material information as required by federal securities laws, it does not intend to provide an update concerning any future revisions to any forward-looking statements to reflect events or circumstances occurring after the date hereof.
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American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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